Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of Flux Power Holdings, Inc. (the “Company”) of our report dated September 16, 2025, relating to our audit of the consolidated financial statements as of June 30, 2025 and for the year then ended, which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. Our report also relates to the comparative disclosures for the adoption of new segment reporting requirements as described in Note 13 in the consolidated financial statements as of and for the year ended June 30, 2024.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

October 20, 2025